UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2013

Motorcar Parts of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	001-33861	11-2153962
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2929 California Street, Torrance CA	90503
(Address of Principal Executive Offices)	(Zip Code)

(310) 212-7910
(Registrant’s telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 26, 2013, Motorcar Parts of America, Inc. (the “Company”) amended its Financing Agreement (as amended to date, the “Financing Agreement”) by entering into the Seventh Amendment to the Financing Agreement (the “Seventh Amendment”) with a syndicate of lenders party thereto, Cerberus Business Finance, LLC, as collateral agent, and PNC Bank, National Association, as administrative agent.  Pursuant to the terms of the Seventh Amendment, (i) the Company borrowed an additional $20,000,000 in term loans, (ii) reset the Senior Leverage Ratio and Fixed Charge Coverage ratio covenants and (iii) added certain carveouts related to transaction fees and restructuring costs to the definitions of “Consolidated EBITDA” and “Excess Cash Flow” and the calculation of liquidity.  The Seventh Amendment also provides consent from the lenders and the agents to the Company’s payment of certain subordinated debt (the “Payoff”) with respect to the Guaranty, dated August 22, 2012, between the Company and Wanxiang America Corporation (the “Guaranty”).  The Payoff occurred on August 26, 2013 and represented payment in full of all guaranteed liabilities of the Company and discharged all of the Company’s obligations in respect of the guaranteed liabilities under the Guaranty (other than contingent obligations as to which no claim has been made).

The description of the Seventh Amendment contained herein is qualified in its entirety by reference to the terms of the Seventh Amendment, a copy of which is filed herewith as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

d) Exhibits.

Exhibit No.	Description

10.1
Seventh Amendment to the Financing Agreement, dated as of August 26, 2013, among Motorcar Parts of America, Inc., each lender from time to time party thereto, Cerberus Business Finance, LLC, as collateral agent, and PNC Bank, National Association, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Motorcar Parts of America, Inc.

Date: August 30, 2013	By:	/s/ Michael M. Umansky
Michael M. Umansky
Vice President and General Counsel